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                          April 5, 2021

       Xiaofeng Gao
       Chief Executive Officer
       Skillful Craftsman Education Technology Ltd
       Floor 4, Building 1, No. 311, Yanxin Road
       Huishan District, Wuxi
       Jiangsu Province, PRC 214000

                                                        Re: Skillful Craftsman
Education Technology Ltd
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2020
                                                            Filed August 17,
2020
                                                            File No. 001-39360

       Dear Mr. Gao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services
       cc:                                              Richard Anslow,
Ellenoff, Grossman & Schole LLP